EXHIBIT 10.1

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

This Amended and Restated Change of Control Agreement (this “Agreement”) is made this _______ day of ________, 2012 by and between ____________ (the “Executive”) and Pericom Semiconductor Corporation, a California corporation (the “Company”).

WHEREAS, the Executive is employed by the Company; and

WHEREAS, the Executive and the Company are party to that certain Amended and Restated Change of Control Agreement dated as of [•] (the “Prior Agreement”), which provides for, among other provisions, the payment of severance and other benefits to the Executive upon the termination of the Executive’s employment with the Company following a Change of Control (as hereinafter defined), under certain circumstances specified in the Prior Agreement.

WHEREAS, the Company and the Executive now find it desirable and necessary to enter into this Agreement, which amends the provisions of the Prior Agreement to align the commercial terms of the benefits payable under the Agreement with current market practices, including those of the Company’s peers, and the Executive now wishes to manifest his or her consent to the amendments to the Prior Agreement by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                  Definitions.

(a)                Change of Control. For purposes of this Agreement only, a “Change of Control” shall be defined as any of the following events:

(i)                 An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities;

(ii)               A merger or consolidation in which the Company is not the surviving entity, except for (1) a transaction in which the principal purpose is to change the state of the Company’s incorporation, or (2) a transaction in which the Company’s stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

(iii)             The individuals who are members of the Company’s Board of Directors (the “Board”) as of the date this Agreement is approved by the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the appointment, election or nomination for election by the Company’s stockholders, of any new director is approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a 11 promulgated the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iv)             The sale, transfer or other disposition of all or substantially all of the assets of the Company, unless the Company’s stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

(v)               Any reverse merger in which the Company is the surviving entity but in which the Company’s stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

(b)               Cause. For purposes of this Agreement only, the Company shall have “Cause” to immediately terminate the Executive’s employment hereunder if (i) Executive engages in fraud or embezzlement against the Company and/or its subsidiaries, (ii) Executive misappropriates Company property, proprietary information and/or trade secrets, (iii) Executive demonstrates material unfitness for service or persistent deficiencies in performance, (iv) Executive engages in misconduct, which misconduct is demonstrably and materially injurious to the Company and/or its subsidiaries; (v) Executive refuses to follow a specific, lawful direction or order of the Company; (vi) Executive breaches any provision of this Agreement or other agreements between Executive and the Company; or (vii) Executive dies or becomes mentally or physically incapacitated and cannot carry out his duties.

(c)                Voluntary Resignation for Good Reason. A voluntary resignation by Executive “Good Reason” shall mean a voluntary resignation by Executive following any one of the following events, provided Executive provides Company with notice of such termination no later than thirty (30) days following the date Executive has actual knowledge of any one of the following events and such event(s) is not fully corrected or otherwise remedied in all material respects by the Company within 30 days following its receipt of such notice from Executive: (i) a material change in Executive’s position, title, duties, or responsibilities, without Employee’s consent, which results in a material reduction of Executive’s level of responsibility, the assignment of duties and responsibilities which are materially inconsistent with Executive’s position or responsibilities, or the removal of the Executive from or failure to reelect the Executive to any of such positions, except in connection with the termination of employment for Cause; (ii) a reduction by the Company in the Executive’s annual salary then in effect, without Executive’s consent, other than a reduction similar in percentage to a reduction generally applicable to similarly situated employees of the Company; (iii) a material reduction without the Executive’s consent in the kind or level of benefits provided to Executive under any benefit plan of the Company in which the Executive is participating or deprive the Executive of any material fringe benefit enjoyed by the Executive, except those changes generally affecting similarly situated employees of the Company.

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(d)               Closing Date. “Closing Date” shall mean the date of the first closing of any transactions constituting a Change of Control.

(e)                Termination Date. “Termination Date” shall mean the date the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason.

(f)                Company. “Company” shall mean Pericom Semiconductor Corporation and its successors or assigns (including without limitation, any entity, entities or persons acquiring control of the Company through a Change of Control).

2.                  Severance Payments and Benefits; Vesting of Equity Incentives. If, during the twelve (12) month period following the Closing Date of a Change of Control, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall voluntarily resign from employment for Good Reason, then in such event:

(a)                Severance Payments. The Company shall pay the Executive, in a lump sum in cash as soon as reasonably practicable following the Termination Date, but in any event within 60 days after the Termination Date, an amount equal to [FOR EXECUTIVE OFFICERS OTHER THAN CEO: the Executive’s annualized base salary] [FOR CEO: two times the Executive’s base salary] as in effect as of the Termination Date; provided, however, that if in the event the 60-day period begins in one calendar year and ends in the next calendar year, the severance payment shall be payable in the second calendar year; and provided further, however, that the severance payment shall be subject to any delay required under Section 2(f) hereof.

(b)               Bonus. In addition to the severance payments set forth in Section 2(a) above, the Company shall pay the Executive a bonus according to the following formula:

(i)                 If the Termination Date occurs after the Executive’s bonus for the last completed fiscal year has been determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and paid to the Executive, then the Executive shall receive a bonus in the amount of no less than:

X1 + X1 (Y/365)

(ii)               If the Termination Date occurs before the Executive’s bonus for the last completed fiscal year has been determined by the Compensation Committee and paid to the Executive, then the Executive shall receive a bonus in the amount of no less than:

2(X2) + X2 (Y/365)

where:

“X1” = the bonus amount paid to the Executive for the last completed fiscal year;

“X2” = the bonus amount paid to the Executive for the fiscal year prior to the last completed fiscal year;

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and

“Y” = the number of days in the current fiscal year prior to and including the Termination Date.

The bonus shall be paid in a lump sum in cash as soon as reasonably practicable following the Termination Date, but in any event within 60 days after the Termination Date; provided, however, that if in the event that the 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be payable in the second calendar year; and provided further, however, that the payment shall be subject to any delay required under Section 2(f) hereof. Such amount shall be payable to Executive regardless of the Company’s financial performance, and shall not be conditioned on the Company’s continued satisfaction of any goals or criteria required by any compensation plan;

(c)                Medical and Dental Benefits. During the period of eighteen months commencing on the date next following the Termination Date (the “Severance Period”), the Company shall either, at its discretion: (i) continue the Executive’s medical and dental benefits as such benefits are generally offered to the Company’s employees as of the Termination Date, or (ii) reimburse the Executive for COBRA payments made by the Executive to maintain his medical and dental benefits, as applicable under the Company’s insurance policies;

(d)               Stock Options, Performances Shares or Units and Restricted Shares or Units. Any outstanding stock option, performance share or unit, or restricted share or unit shall vest as to that number of shares or other units that would have been vested on the various anniversary dates of the Termination Date and become exercisable or, with respect to such performance share or unit or restricted share or unit, be released from restrictions on transfer and repurchase rights, immediately prior to the Termination Date to the extent provided in the addendum to this Agreement relating to vesting acceleration; provided, however, that the payment of any restricted stock unit or other stock-based compensation that constitutes nonqualified deferred compensation subject to Section 409A that vests pursuant to this Section 2(d) shall be paid as soon as reasonably practicable following the Termination Date, but in any event within 60 days after the Termination Date; and provided that the payment shall be subject to any delay required under Section 2(f) hereof;

(e)                Extension of Stock Option Exercise Term. All vested stock options held by the Executive as of the Termination Date shall expire six (6) months after the Termination Date; provided, however, that any extension contemplated by this provision shall not extend beyond the date that is the earlier of the tenth anniversary of the date of grant or the original expiration date of the term of the option. Note: Exercising ISO stock options later than three months after the Executive’s Termination Date is a disqualifying event for ISO purposes and will turn the ISO into a non-qualifying stock option.

(f)                Application of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, any payment under Sections 2(a) or 2(b), and delivery of shares in connection with the accelerated vesting of an equity award under Section 2(d), in each case, that is nonqualified deferred compensation subject to Section 409A of the Code shall be paid or delivered only to the extent the Executive experiences a “separation from service,” within the meaning of Section 409A of the Code. Further, in the event that the Executive is a “specified employee,” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date) on the Termination Date, any amounts payable under Sections 2(a) and 2(b) hereof and any delivery of shares underlying restricted stock units or other equity awards that are subject to accelerated vesting under Section 2(d) hereof, in each case, to the extent such amounts or equity awards are nonqualified deferred compensation subject to Section 409A of the Code, shall be paid or delivered, as applicable, and, in the case of cash amounts payable under Section 2(a) and 2(b) above, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day of the seventh month following the Termination Date, or, if earlier, the date of Executive’s death, to the extent such delayed payment or delivery is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code (the “Delayed Payment Date”). On the Delayed Payment Date, all payments and delivery of shares deferred pursuant to this Section 2(f) shall be paid, or delivered, as applicable, in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid in accordance with the normal payment dates specified in this Agreement.

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3.                  No Employment Agreement, Employment at Will. Executive and the Company each acknowledge and agree that: (i) this Agreement does not provide for the terms and conditions of Executive’s employment with the Company prior to any Change of Control and does not require or obligate Executive to provide services to the Company or the Company to continue to employ Executive; and (ii) Executive’s employment with the Company is and remains an employment relationship terminable at will and without advance notice by either Executive or the Company.

4.                  Release of the Company and Its Affiliates. Executive’s receipt of the benefits described in paragraphs 2(a)-(e) above shall be contingent upon Executive executing a general release of claims in a commercially customary form prescribed by the Company, which releases and discharges the Company and any past, present or future agents, attorneys, directors, officers, stockholders, employees, affiliates, predecessors and successors of the Company, of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known or unknown, disclosed or undisclosed, and a covenant not to sue or prosecute any legal action or proceeding based upon such claims. Provided that Executive executes and does not revoke the release in accordance with the requirements of the release contemplated under this Section 4, any payments or benefits under this Agreement described in paragraph 2(a)-(e) above shall be made or commence within the periods set forth in the applicable paragraphs. If Executive does not execute and return the release within the requisite period set forth in the release, Executive shall cease to be entitled to any payments or benefits under the Agreement.

5.                  Exclusive Remedy. Executive’s right to severance payment and other severance benefits pursuant to paragraphs 2 (a)-(e) above shall be Executive’s sole and exclusive remedy for any termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason following a Change of Control. The payments, severance benefits and severance protections provided to Executive pursuant to this Agreement are provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company, except as may be expressly provided in writing under the terms of any plan or policy of the Company, or in a written agreement between the Company and Executive entered into after the date of this Agreement, and only to the extent as would not result in a violation of Section 409A of the Code. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

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6.                  Excise Tax. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Determination (as hereinafter defined); provided, however, that, anything to the contrary in the foregoing notwithstanding, payments or benefits that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced or eliminated last in time . Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(a)                An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by the accounting firm that is the Company’s independent accounting firm as of the date of the Change of Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within five (5) days after the Termination Date, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days after the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive, subject to the application of Section 6(b) below.

(b)               As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive will be either greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in this Section 6.

(i)                 If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment, which loan Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, that no loan shall be deemed to have been made and no amount will be payable by Executive to the Company unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

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(ii)               In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) days after such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to Executive until the date of payment.

7.                  Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, by facsimile or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

Pericom Semiconductor Corporation

3545 North First Street

San Jose, CA 95134

Attention: Chief Executive Officer

or to the Executive at:

__________________________

__________________________

__________________________

Notice of change of address shall be effective only when done in accordance with this Section.

8.                  Arbitration. The parties hereby agree that any dispute, claim or controversy arising out of, relating to or in connection with this Agreement (“Arbitrable Claims”) shall be determined exclusively by and through final and binding arbitration in Santa Clara County, California, each party hereto expressly and conclusively waiving its right to proceed to a judicial determination with respect to the merits of such arbitrable matters. Such arbitration shall be conducted in accordance with the American Arbitration Association National Rules for Resolution of Employment Disputes then in effect before a neutral and impartial arbitrator who shall be selected by mutual agreement of the parties. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. This Agreement shall be governed by the California Arbitration Act and the arbitrator, in ruling on procedural and substantive issues raised in the arbitration itself, shall apply the substantive law of the State of California. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

9.                  Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive or Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

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10.              Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

11.              Entire Agreement. This Agreement represents the entire Agreement and understanding between the Company and the Executive concerning the Executive’s termination of employment with the Company after a Change of Control. This Agreement supersedes any prior agreement or understanding of the parties with respect to the subject matter hereof, including, without limitation, the Prior Agreement.

12.              Amendment or Waiver. No provision of this Agreement may be amended unless and to the extent such amendment is agreed to in writing and signed by both the Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition, obligation, performance or provision contained in this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the party to be charged with the waiver.

13.              Compliance with Section 409A of the Code. It is the intent of the parties to this Agreement that any of the payments set forth in this Agreement that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made in a manner that complies with Section 409A of the Code and any ambiguities will be construed accordingly. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all benefits provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code to the extent permitted under Section 409A of the Code, provided, however, that the Company makes no representations that the compensation or benefits provided under this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the compensation and benefits provided under this Agreement, and the Company shall have no liability to the Executive or any other party if a payment or benefit under this Agreement that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.

14.              Severability. If any provision of this Agreement of the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or voice, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

15.              Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as the original and shall constitute an effective, binding agreement on the part of each of the undersigned.

16.              Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and any other costs incurred in that proceeding, in addition to any other relief to which it is entitled.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

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PERICOM SEMICONDUCTOR CORPORATION,:		EXECUTIVE
a California corporation

By:		By:
	[Signature]		[Signature]

Title:		Title:
	[Print Name]		[Print Name]

Addendum—Vesting Acceleration

If, during the 12 (twelve) months following a Change of Control, the Company terminates the Executive’s employment for any reason other than Cause or the Executive voluntarily resigns from employment for Good Reason, then the vesting of outstanding options, restricted stock awards and restricted stock units then held by the Executive shall be accelerated as follows:

If the Executive has completed two years of service as of the Termination Date — one full year of acceleration

If the Executive has completed over two years of service but less than four years as of the Termination Date — two full years of acceleration

If the Executive has completed over four years of service — all options, restricted stock awards and restricted stock units will be accelerated

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